EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended November 30, 2005

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	01-Nov-05	15-Nov-05	15-Dec-05	Floating Allocation Percentage at Month-End	82.73%
To	30-Nov-05	15-Dec-05
Days

Description of Collateral		Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:		Payment Date	Period	Period
		09/15/06	03/01/06	No
Notes	$800,000,000.00

Principal Amount of Debt	$ 800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	0.00
Series Nominal Liquidation Amount	$ 906,515,580.72
Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	178,926,688.47	Beginning	$ 0.00
Total Collateral	$1,137,442,269.19	Additions	$ 0.00
		Ending Balance	$ 0.00
Collateral as Percent of Notes	142.18%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	30
	Total Pool	LIBOR	4.12000%
Beginning Gross Principal Pool Balance	$ 2,625,606,506.44	Applicable Margin	0.03000%
Total Principal Collections	(1,058,762,441.42)		4.15000%
Investment in New Receivables	1,163,135,695.66
Receivables Added for Additional Accounts	-		Actual	Per $1000
Repurchases	-	Interest	$ 2,766,666.67	$ 2.91
Principal Default Amounts	-	Principal	$ 0.00	$ 0.00
Principal Reallocation	-	Unused Fee	$ 0.00	$ 0.00
New Series Issued During Collection Period	-			$2.91
Less Net CMA Offset	(239,384,247.41)
Less Servicing Adjustment	(2,440,549.41)	Total Due Investors	$ 2,766,666.67	4.150000%
Ending Balance	$2,488,154,963.86	Servicing Fee	755,429.65
		Excess Cash Flow	$ 1,147,364.73
SAP for Next Period	54.29%

Average Receivable Balance	$ 2,442,612,337.90
Monthly Payment Rate	43.35%	Reserve Account

Interest Collections		Required Balance	$ 6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$ 0.00
	NMOTR
	Total Pool
Total Interest Collections	$ 11,921,146.52
Principal Reallocations	-
Recoveries on Receivables Written Off	-
Total Available	$ 11,921,146.52